EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MATRIX SERVICE COMPANY

Matrix Service Company, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:
1.That the name of this corporation is Matrix Service Company and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware under the name Matrix Environmental Corporation on October 13, 1989.
2.This Amended and Restated Certificate of Incorporation was duly adopted and approved by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Matrix Service Company.
SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 65 million, consisting of 5 million shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock") and 60 million shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock").
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of any or all of the following:
(a)The designation of the series, which may be by distinguishing number, letter or title;
(b)The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the creation of the series) increase

(but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
(c)Whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series and the dates at which dividends, if any, shall be payable;
(d)The redemption rights and price or prices, if any, for shares of the series;
(e)The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(f)The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(g)Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of shares, or any other security, of the Corporation or any other security, of the Corporation or any other corporation, and, if so, the conversion price or prices or rate or rates of exchange, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion or exchange may be made;
(h)Restrictions on the issuance of shares of the same series or of any other class or series and the right, if any, to subscribe for or purchase any securities of the corporation or any other corporation;
(i)The voting rights, if any, of the holders of such series; and
(j)Any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;
All as determined from time to time by the Board of Directors and stated in the resolutions providing for the issuance of such preferred stock (a "Preferred Stock Designation").
The holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. Except as may be provided in this Certificate of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.
Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any resolutions of the Board of Directors providing for the issuance of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.
The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.

FIFTH: The Board of Directors is hereby authorized to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Corporation shares of capital stock or other securities. The times at which and the terms upon which the rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights shall include, but not be limited to, determination of the following:
(a)The initial purchase price per share of the capital stock or other securities of the Corporation to be purchased upon exercise of the Rights;
(b)Provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Corporation;
(c)Provisions that adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights in the event of a combination, split or recapitalization of any capital stock of the Corporation, a change in ownership of the Corporation's securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any capital stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such Rights;
(d)Provisions that deny the holder of a specified percentage of the outstanding securities of the Corporation the right to exercise the Rights and/or cause the Rights held by such holder to become void;
(e)Provisions that permit the Corporation to redeem the Rights; and
(f)The appointment of a Rights Agent with respect to the Rights;
and such other provisions relating to the Rights as may be determined by the Board of Directors.
SIXTH: Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specific circumstances:
(a)Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders;
(b)Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within 10 days after receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the members of the Board of Directors; and
(c)The business permitted to be conducted at any special meeting of the stockholders is limited to the business brought before the meeting by the Chairman or by the Secretary at the request of a majority of the members of the Board of Directors.

SEVENTH: Section 1. Number, Election and Terms of Directors.
Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no case shall the number be less than 3 nor more than 15. Election of directors need not be by written ballot unless the Bylaws so provide.
Section 2. Stockholder Nomination of Director Candidates.
Advance notice of stockholder nominations for the election of Directors and advance notice of business to be brought by stockholders before an annual meeting shall be given in the manner provided in the Bylaws of the Corporation.
Section 3. Newly Created Directorships and Vacancies.
Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Board of Directors and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.
Section 4. Removal of Directors.
Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office with or without cause by the stockholders in the manner provided in this Section 4 of Article SEVENTH. At any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Voting Stock (as defined below), voting together as a single class, may remove such Director or Directors.
For the purpose of this Article SEVENTH, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors. In any vote required by or provided for in this Article SEVENTH, each share of Voting Stock shall have the number of votes granted to it generally in the election of Directors.
EIGHTH: Cumulative voting shall not be allowed in the election of directors.
NINTH: The Board of Directors shall have power to enact, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware and this Certificate of Incorporation, as it may deem best for the management of the Corporation.
TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, directors and officers (as defined in Section 102(b)(7) of the General Corporation Law of the State of Delaware, the “Officers”) of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, except that this Article Tenth shall not eliminate or limit the liability of (i) a Director or Officer for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) a Director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of the General Corporation Law of the State of Delaware, (iv) a Director or Officer for any transaction from which the Director or Officer derived an improper personal benefit, or (v) an Officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of Directors or Officers, then the liability of a Director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
ELEVENTH: The Corporation shall, to the full extent permitted by Section 145 of Title 8 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the General Corporation law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
THIRTEENTH: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66⅔ percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with Article FIFTH, SIXTH, SEVENTH or THIRTEENTH.
FOURTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on December 5, 2022.
By: /s/ Kevin S. Cavanah
Kevin S. Cavanah
Vice President and Chief Financial Officer

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